                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): March 22, 1996


                             COVENTRY CORPORATION
- --------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


         Delaware                        0-19147                62-1297579
- -----------------------------         ----------------      --------------------
(State or other jurisdiction          (Commission File      (I.R.S. Employer
 of incorporation)                     Number)               Identification No.)


          53 Century Blvd., Suite 250
                 Nashville, TN                                      37214
- -------------------------------------------------             ------------------
    (Address of principal executive offices)                      (Zip Code)



      Registrant's telephone number, including area code:  (615) 391-2440



- --------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets

On March 22, 1996, the Registrant completed the acquisition of the outstanding stock of PARTNERS Health Plan of Pennsylvania, Inc. ("Partners") for $35 million in cash. The acquisition was reported on the Registrant's Schedule
13D with respect to the shares of Partners stock filed by the Registrant on April 1, 1996 and was reported in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995. The acquisition was also reported on a Form 8-K filed with respect to Partners on April 1, 1996. The acquisition was not significant based on the consolidated financial statements of the Registrant for the year ended December 31, 1995, but would have been significant based on the Registrant's consolidated financial statements for the year ended December 31, 1994. The consolidated financial statements of Partners for the year ended December 31, 1995 were included in its Annual Report on Form 10-K filed on March 14, 1996.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)     Financial Statements of Business Acquired

                 (1) Consolidated Financial Statements of Partners for the three years ended December 31, 1995.

                 (2) Consolidated Financial Statements of Partners for the period ended March 22, 1996.

         (b)     Pro Forma Financial Information

                 (1) Pro Forma condensed statement of income for the year ended December 31, 1995.

                 (2) Pro Forma condensed statement of income for the quarter ended March 31, 1996.

         (c)     Exhibits

                 (10.1)   Stock Purchase and Merger Agreement, dated December
         18, 1995, among the Registrant, Coventry Acquisition Corporation, Partners and AHP Holdings, Inc. (incorporated by reference to Exhibit
         2.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).

                 (10.1)   Amendment No. 1 to Stock Purchase and Merger
         Agreement dated March 20, 1996 among the Registrant, Coventry Acquisition Corporation, Partners and AHP Holdings, Inc. (incorporated by reference to Exhibit 2(ii) to Partners' Current Report on Form 8-K dated March 20, 1996).

                 (23) Consent of KPMG Peat Marwick LLP, independent certified public accountants.

                   PARTNERS HEALTH PLAN OF PENNSYLVANIA, INC.
                                AND SUBSIDIARIES

                       Consolidated Financial Statements

                        December 31, 1995, 1994 and 1993

                  (With Independent Auditors' Report Thereon)

                   PARTNERS HEALTH PLAN OF PENNSYLVANIA, INC.
                                AND SUBSIDIARIES


                               Table of Contents



          Independent Auditors' Report

          Consolidated Financial Statements:
            Balance Sheets
            Statements of Operations
            Statements of Stockholders' Equity (Deficiency)
            Statements of Cash Flows
            Notes to Consolidated Financial Statements

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
PARTNERS Health Plan of Pennsylvania, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of PARTNERS Health Plan of Pennsylvania, Inc. and Subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PARTNERS Health Plan of Pennsylvania, Inc. and Subsidiaries as of December 31, 1995, and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, in 1993, the Company changed its method of accounting for certain investments in debt and equity securities.


/s/ KPMG Peat Marwick LLP
- -------------------------
Hartford, Connecticut
February 29, 1996

                   PARTNERS HEALTH PLAN OF PENNSYLVANIA, INC.
                                AND SUBSIDIARIES

                          Consolidated Balance Sheets

                           December 31, 1995 and 1994

                                                                                        1995           1994
                                                                                        ----           ----
                                     Assets

Current assets:
  Cash and cash equivalents                                                           $ 9,863,085    8,051,632
  Debt securities available for sale, at fair value (amortized cost $1,004,657)             -        1,006,497
  Receivables:
    Premiums, less allowance for doubtful accounts of $24,404
     and $69,422 for 1995 and 1994, respectively                                          181,262      170,940
    Reinsurance                                                                             -           52,338
    Interest                                                                                7,981         -
    Federal income tax receivable                                                         332,530         -
                                                                                      -----------   ----------
         Total current assets                                                          10,384,858    9,281,407
Restricted investments, at fair value                                                     231,134      216,998
Deferred Federal income tax receivable                                                    132,931      258,812
                                                                                      -----------   ----------
         Total assets                                                                 $10,748,923    9,757,217
                                                                                      ===========   ==========
                Liabilities and Stockholders' Equity (Deficiency)

Current liabilities:
  Health care claims payable                                                          $ 5,118,056    5,463,119
  Unearned premiums                                                                       104,958      328,765
  Accounts payable and accrued liabilities                                                653,055      719,194
  Due to affiliate                                                                        347,109        9,388
  Federal income tax payable                                                                -          387,929
                                                                                      -----------   ----------
         Total current liabilities                                                      6,223,178    6,908,395

Note payable to related party                                                             162,017      412,017
Redeemable preferred stock (see note 5)                                                 2,955,000    2,955,000
                                                                                      -----------   ----------
         Total liabilities                                                              9,340,195   10,275,412

Stockholders' equity (deficiency):
  Common stock, no par value, $0.10 stated value, 100,000 shares authorized, 6,075 and 6,081 shares issued and outstanding at
      December 31, 1995 and 1994, respectively                                                609          609
  Additional paid-in capital                                                            2,967,403    2,976,403
  Net unrealized capital gains                                                                430        1,196
  Accumulated deficiency                                                               (1,559,714)  (3,496,403)
                                                                                      -----------   ----------
         Total stockholders' equity (deficiency)                                        1,408,728     (518,195)

Commitments and contingencies (see notes 5,7, and 9)                                        -            -
                                                                                      -----------   ----------
Total liabilities and stockholders' equity                                            $10,748,923    9,757,217
                                                                                      -----------   ----------
Stockholders' equity (deficiency) per common share                                    $    231.89       (85.22)
                                                                                      ===========   ==========


              See notes to the consolidated financial statements.

                   PARTNERS HEALTH PLAN OF PENNSYLVANIA, INC.
                                AND SUBSIDIARIES

                     Consolidated Statements of Operations

              For the years ended December 31, 1995, 1994 and 1993


                                                                              1995         1994        1993
                                                                              ----         ----        ----
Revenue:
  Health care premiums                                                     $27,659,054  34,123,551  40,811,022
  Interest                                                                     584,044     353,156     221,559
  PPO revenue                                                                    -           -         744,065
                                                                           -----------  ----------  ----------
         Total revenue                                                      28,243,098  34,476,707  41,776,646
                                                                           -----------  ----------  ----------
Expenses:
  Health care:
   Health care claims                                                       21,117,108  26,141,500  33,609,072
   Reinsurance premiums, less recoveries of $101,134 and $662,692
    for 1994 and 1993, respectively                                             54,149     412,638     130,955
                                                                           -----------  ----------  ----------
         Total health care expenses                                         21,171,257  26,554,138  33,740,027

Management fees                                                              3,498,771   5,000,427   6,260,264
Marketing, general and administrative                                          625,600     863,998     705,407
Depreciation and amortization                                                    -             493       6,791
                                                                           -----------  ----------  ----------
         Total expenses                                                     25,295,628  32,419,056  40,712,489
                                                                           -----------  ----------  ----------

Income before income taxes                                                   2,947,470   2,057,651   1,064,157

Federal income tax expense                                                   1,010,781     720,114     370,876
                                                                           -----------  ----------  ----------

  Net income                                                               $ 1,936,689   1,337,537     693,281
                                                                           ===========  ==========  ==========

Net income per weighted average common share                               $    318.64      219.88      113.91
                                                                           ===========  ==========  ==========

Weighted average number of common shares outstanding                             6,078       6,083       6,086
                                                                           ===========  ==========  ==========


              See notes to the consolidated financial statements.

                   PARTNERS HEALTH PLAN OF PENNSYLVANIA, INC.
                                AND SUBSIDIARIES

          Consolidated Statements of Stockholders' Equity (Deficiency)

                    For the years ended 1995, 1994, and 1993





                                     Common Stock
                                     ------------                                                    Net           Total
                                                                                                  Unrealized    Stockholders'
                                                              Additional       Accumulated       Capital Gains     Equity
                                   Shares        Amount    Paid-in-Capital      Deficiency         (losses)     (Deficiency)
                                   ------        ------    ---------------      ----------         --------      -----------
Balance, December 31, 1992          6,090         $609       $ 2,984,011        $ (5,527,221)    $    -          $ (2,542,601)

Stock redemptions                        (6)        -             (2,052)              -              -                (2,052)
Net income                            -             -               -                693,281          -               693,281
Net unrealized capital gains          -             -               -                  -             2,196              2,196
                                    -----         ----       -----------         -----------     ---------       ------------
Balance, December 31, 1993          6,084          609         2,981,959          (4,833,940)        2,196         (1,849,176)

Stock redemptions                        (3)        -             (5,556)              -              -                (5,556)
Net income                            -             -              -               1,337,537          -             1,337,537
Net unrealized capital gains          -             -              -                   -            (1,000)            (1,000)
                                    -----         ----       -----------         -----------     ---------       ------------
Balance, December 31, 1994          6,081          609         2,976,403          (3,496,403)        1,196           (518,195)

Stock redemptions                        (6)        -             (9,000)              -              -                (9,000)
Net income                            -             -              -               1,936,689          -             1,936,689
Net unrealized capital gains          -             -              -                   -              (766)              (766)
                                    -----         ----       -----------         -----------    ----------       ------------
Balance, December 31, 1995          6,075         $609       $ 2,967,403        $ (1,559,714)   $      430       $  1,408,728
                                    =====         ====       ===========         ===========    ==========       ============



              See notes to the consolidated financial statements.

                   PARTNERS HEALTH PLAN OF PENNSYLVANIA, INC.
                                AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

              For the years ended December 31, 1995, 1994 and 1993




                                                                        1995            1994               1993
                                                                        ----            ----               ----
Cash flows from operating activities:
 Net income                                                          $1,936,689       1,337,537           693,281
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization                                             980             493             6,791
  Provision for bad debts                                                25,605          62,206              -
  Changes in operating assets and liabilities:
    (Increase) decrease in premium receivables                          (35,927)        418,374           721,451
    Decrease in reinsurance receivable                                   52,338           1,664           265,057
    (Increase) decrease in other receivables                             (7,981)         46,724           (18,516)
    (Increase) decrease in Federal income tax receivable               (332,530)           -               77,208
    Decrease (increase) in due from affiliates                             -            240,500          (240,500)
    Decrease (increase) in other current assets                            -             15,434            (2,118)
    Decrease in deferred Federal income tax receivable                  126,293         112,859             8,804
    (Decrease) increase in health care claims payable                  (345,063)       (480,946)           98,658
    (Decrease) increase in unearned premiums                           (223,807)       (441,904)          177,050
    Decrease in accounts payable and accrued liabilities                (66,139)        (42,914)          (98,214)
    Increase (decrease) in due to affiliates                            337,721           9,388           (84,866)
    (Decrease) increase in Federal income tax payable                  (387,929)        358,499            29,430
                                                                     ----------     -----------       -----------
      Net cash provided by operating activities                       1,080,250       1,637,914         1,633,516
                                                                     ----------     -----------       -----------
Cash flows from investing activities:
 Proceeds from sale of investments                                    1,221,656      12,730,019         3,632,065
 Purchases of investments                                              (231,453)     (6,321,800)       (7,628,290)
                                                                     ----------     -----------       -----------
      Net cash provided by (used for) investing activities              990,203       6,408,219        (3,996,225)
                                                                     ----------     -----------       -----------
Cash flows from financing activities:
 Payment of note payable to related party                              (250,000)       (250,000)             -
 Redemptions of common stock                                             (9,000)         (5,556)           (2,052)
                                                                     ----------     -----------       -----------
Net cash used for financing activities                                 (259,000)       (255,556)           (2,052)
                                                                     ----------     -----------       -----------

Net increase (decrease) in cash and cash equivalents                  1,811,453       7,790,577        (2,364,761)

Cash and cash equivalents at beginning of year                        8,051,632         261,055         2,625,816
                                                                     ----------     -----------       -----------

Cash and cash equivalents at end of year                             $9,863,085       8,051,632           261,055
                                                                     ==========     ===========       ===========
Supplemental disclosures of cash flow information:
 Income taxes paid                                                   $1,604,947         248,755           255,434
                                                                     ==========     ===========       ===========


              See notes to the consolidated financial statements.

                   PARTNERS HEALTH PLAN OF PENNSYLVANIA, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(1) Summary of Significant Accounting Policies

    Organization

    PARTNERS Health Plan of Pennsylvania, Inc. (the "Company") and its subsidiaries, Aetna Health Plans of Western Pennsylvania, Inc. (the "Plan") and Physicians Health Plan Preferred, Inc. (the "PPO") are for-profit Pennsylvania corporations. The Plan is a health maintenance organization ("HMO") licensed to conduct business in the state of Pennsylvania. The Plan provides a specified range of comprehensive medical services to an enrolled population through contracted providers. As vehicles for delivery of these services, the Plan offers several managed health care products primarily to employers for the benefit of employees and their dependents. The Plan is a federally qualified HMO and meets all requirements to maintain its federal qualification status. Most of the Plan's member groups are located in western Pennsylvania, including the metropolitan area of Pittsburgh, Pennsylvania. The PPO provided network access and medical management services to workers' compensation programs until the State of Pennsylvania established fee schedules for workers' compensation claims effective September 1, 1993. This new regulation has essentially eliminated potential future savings to be realized by the PPO.

    As of December 31, 1995, the Company is owned 81% by AHP Holdings, Inc. ("AHP Holdings") and 19% by participating physicians. AHP Holdings is wholly-owned by Aetna Life Insurance Company ("Aetna Life") which is wholly-owned by Aetna Life and Casualty Company ("Aetna").

    On December 18, 1995, AHP Holdings and the Company entered into an agreement with Coventry Corporation ("Coventry") for the purchase of all shares of the Company common and preferred stock for total consideration of $35,000,000. This transaction has been approved by the Board of Directors of both the Company and Coventry and is currently awaiting regulatory approval. The purchase transaction is expected to be completed during the first quarter of 1996.

    Basis of Presentation

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated. These accompanying financial statements have been prepared in accordance with generally accepted accounting principles (GAAP).

                   PARTNERS HEALTH PLAN OF PENNSYLVANIA, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



    The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    Accounting Changes

    On December 31, 1993 the Company adopted Financial Accounting Standard ("FAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which requires the classification of debt securities into three categories: held to maturity (debt securities the Company has positive intent and ability to hold to maturity), which are carried at amortized cost; available for sale (debt securities that may be sold prior to maturity), which are carried at fair value with changes in fair value, net of taxes, recognized as a component of stockholders' deficiency; and trading (debt securities held with the objective of trading to generate profits on short-term differences in price), which are carried at fair value with immediate recognition in income of changes in fair value. FAS No. 115 also requires the classification of equity securities into two categories: available for sale and trading, which are accounted for as described above. Adoption of this standard resulted in a net increase of $2,196 to unrealized capital gains in stockholders' deficiency in 1993. The unrealized capital gains are noncash items and therefore are not included in the Statement of Cash Flows.

    Cash and Cash Equivalents

    Cash and cash equivalents include cash on hand, money market instruments and other debt issues with a maturity of ninety days or less when purchased. The carrying amounts reported in the Consolidated Balance Sheets approximate fair value of these instruments.

    Property and Equipment

    Property and equipment are reported at depreciated cost using the straight-line method based upon the estimated useful lives of the assets.

    Health Care Premiums

    Premiums from member groups for health care services are reported as revenue in the month due. Premiums collected in advance are reported as unearned premiums.

    Health Care Expenses

    Costs of health care are accrued as services are rendered or hospital confinement has begun and include estimates of the costs of services rendered but not yet reported.

                   PARTNERS HEALTH PLAN OF PENNSYLVANIA, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



    Losses are recognized when it is probable that the expected future health care costs of a group of existing contracts (and the costs necessary to maintain those contracts) will exceed anticipated future premiums and reinsurance recoveries on those contracts. Groups of contracts are defined in a manner consistent with the method of establishing premium rates.

    The Plan has contracted with hospitals, physicians, pharmacies, and other health care providers to render the health care services specified in the subscriber contracts.

    Reinsurance premiums are reported as health care expenses. Any related recoveries are reported as reductions of health care expenses. Receivables representing recoveries are reported as assets.

    Reinsurance

    On July 1, 1995, the Plan entered into a new reinsurance agreement with Aetna Life which reduces the Plan's risk of catastrophic loss. Under the new arrangement, Aetna Life is liable for 100% of the Plan's incurred claims during the contract year which are in excess of 96% of the Plan's earned premium for such contract year. The new arrangement was applied retroactively to January 1, 1995. Under the previous arrangement (which was in effect in 1994 and 1993), Aetna Life was liable for 70% and 90% of all claims in excess of $100,000 and $75,000 up to a lifetime maximum per participant of $2,000,000 in 1994 and 1993, respectively.

    Income Taxes

    The Company is included in the consolidated Federal income tax return of Aetna. Pursuant to a tax sharing agreement between the Company and Aetna, the Company incurs expenses or receives benefits relating to the use of its taxable income or losses in the consolidated tax return. This agreement also allows for the recognition of deferred taxes based upon the tax position of the consolidated group.

(2) Investments

    Debt securities, including restricted investments, at December 31, 1995, all of which were classified as available for sale, are summarized as follows:

                                                                       Gross
                                                       Amortized     Unrealized      Fair
                                                         Cost          Gains         Value
                                                         ----          -----         ------
        U.S. Treasury securities due to mature:
                One year or less                       $230,472         $662        $231,134
                                                       ========         ====        ========

                   PARTNERS HEALTH PLAN OF PENNSYLVANIA, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



    Debt securities, including restricted investments, at December 31, 1994, all of which were classified as available for sale, are summarized as follows:

                                                                               Gross
                                                               Amortized     Unrealized       Fair
                                                                 Cost          Gains          Value
                                                                 ----          -----          -----

        U.S. Treasury securities due to mature:
                One year or less                               $1,221,655      $1,840      $1,223,495
                                                               ==========      ======      ==========



    In accordance with Federal and state laws and regulations, the Plan is required to maintain a total of $206,000 on deposit to demonstrate financial responsibility. At December 31, 1995 and December 31, 1994, the restricted investments, consisting of U.S. Treasury securities due to mature within one year, are carried at fair value based on quoted market prices for these investments. These investments are classified as available for sale as the Plan has the ability to change the investments as long as minimum state requirements are maintained at all times. The total deposit consists of $100,000 with the Commonwealth of Pennsylvania Insurance Department and $106,000 in trust on behalf of the Office of Prepaid Health Care Operations and Oversight in conjunction with the HMO's intention to offer a Medicare product. The fair value at December 31, 1995 and December 31, 1994, is $231,134 and $216,998, respectively.

(3)  Income Taxes

    In August 1993, the Omnibus Budget Reconciliation Act of 1993 (OBRA) was enacted which resulted in an increase in the federal corporate tax rate from 34% to 35% retroactive to January 1, 1993. The enactment of OBRA resulted in an increase of $11,530 in the Plan's deferred tax asset.



    The provision for federal income tax expense consists of the following:

                                       1995       1994     1993
                                    ----------  -------  -------
     Current federal tax expense    $  884,488  607,254  362,072
     Deferred federal tax expense      126,293  112,860    8,804
                                    ----------  -------  -------

     Federal income tax expense     $1,010,781  720,114  370,876
                                    ==========  =======  =======

                   PARTNERS HEALTH PLAN OF PENNSYLVANIA, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements




Federal income tax expense was different from the amount computed by applying the federal income tax rate to income before income taxes expense for the following reasons:



                                                        1995     1994       1993
                                                    ----------  -------   ----------
       Computed "expected" tax expense              $1,031,614  720,178      372,455
       Effect of enacted change in tax rate              -        -          (60,711)
       Change in the beginning-of-year valuation
       allowance allocated to income tax expense         -        -           49,788

       Other                                           (20,833)     (64)       9,344
                                                    ----------  -------   ----------

       Current year expense                         $1,010,781  720,114      370,876
                                                    ==========  =======   ==========

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities under FAS No. 109 at December 31, 1995 and 1994, are presented below:

Deferred tax assets:


                                                         1995         1994
                                                         ----         ----
       Net operating loss carryforward               $(1,742,595)   (1,742,595)
       Accrued intercompany interest                     (56,706)     (141,379)
       Incurred but not reported loss
          discounting                                    (59,305)      (67,784)
       Allowance for doubtful accounts                    (8,541)      (24,298)
       Unearned premium reserve                           (7,347)      (23,014)
       Other                                                 232           645
       Accumulated depreciation                           (1,264)       (2,982)
                                                     -----------    ----------
       Total deferred tax assets                      (1,875,526)   (2,001,407)
       Valuation allowance                             1,742,595     1,742,595
                                                     -----------    ----------
       Net deferred tax assets                       $  (132,931)     (258,812)
                                                     ===========    ==========



The valuation allowance for deferred tax assets as of January 1, 1995 and 1994 was $1,742,595. There was no change in the total valuation allowance for deferred tax assets for the year ended December 31, 1995. The net change in the total valuation allowance for the year ended December 31, 1994 was an increase of $49,788. Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 1995 and 1994, will be recognized as an income tax benefit in the Consolidated Statement of Operations. Management believes that it is more likely than not that this net deferred tax asset will be realized, as the Company expects sufficient taxable income in the future.

                   PARTNERS HEALTH PLAN OF PENNSYLVANIA, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



    As of December 31, 1995 and 1994, the Plan has a net operating loss carryforward for tax return purposes of approximately $5,000,000. If not utilized, these losses will expire beginning in the year 2002. These losses are limited as to the amount that can be utilized in any one year due to U.S. income tax laws relating to certain changes in ownership.

(4) Stockholder Redemptions

    In 1990, the Board of Directors authorized the redemption of stock held by certain physicians. Physicians, who as a result of the reduction to the Plan's hospital network no longer have admitting privileges at a hospital under contract with the Plan, may seek a redemption of their shares. The redemption price is the original stock purchase price less any dividends or returns of capital. Stock is immediately retired upon redemption.

(5) Related Party Transactions

    The Plan entered into a management agreement with Aetna Health Management Inc. ("AHM"), which is to provide substantially all management, marketing, financial, and administrative services to the Plan and PPO. AHM is wholly owned by Aetna Life. This agreement expires December 31, 1997. In 1995, 1994, and 1993, fees for these services were based upon a percentage of net premiums (as defined in the agreement) and PPO revenues. Fees under this agreement were $3,498,771, $5,000,427, and $6,260,264 in 1995, 1994 and
    1993, respectively, of which $289,733 and $9,388 was included in current liabilities at December 31, 1995 and 1994, respectively.

    In February, 1992, the Plan amended its Articles of Incorporation to authorize 10,000 shares of redeemable preferred stock with no par value. The redeemable preferred stock constitutes a single class with no dividends and is non-voting, except as otherwise provided by law. Under the terms of the redeemable preferred stock, 33% of the available earnings of the Plan at the end of each calendar year must (subject to regulatory approval) be used (1) to pay up to $250,000 per year of the accrued interest under the note payable to AHP Holdings (see description following) and (2) after all such accrued interest has been paid, to redeem shares of the redeemable preferred stock at $1,000 per share.

    "Available earnings" are defined for this purpose as excess earnings of the Plan after subtraction of that amount necessary to continue to meet statutory net equity requirements and before declaration of common stock dividends. Based on available earnings for 1994 and 1993 as defined, an interest payment of $250,000 was made to AHP Holdings in 1995 and 1994, respectively. At any time on or after March 1, 2002, the holders of the redeemable preferred stock may convert their shares for shares of common stock of the Plan having an aggregate value of $1,000, calculated on the basis of the net equity of the Plan as of the conversion date.

                   PARTNERS HEALTH PLAN OF PENNSYLVANIA, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



    Shares redeemed, converted or otherwise acquired by the Plan shall not be reissued, and all such shares shall be canceled.

    Effective June, 1992, the Plan entered into a Stock Subscription Agreement (the "Agreement") with AHP Holdings pursuant to which AHP Holdings acquired 2,955 shares of the redeemable preferred stock in exchange for the entire principal amount of the note payable due to AHP Holdings.

    Each share was exchanged for the forgiveness of $1,000 of the note payable principal balance which was $3,617,017 as of the date the shares were exchanged. In addition, the Agreement suspended accrual of interest on the note payable from and after December 31, 1991. Therefore, no interest was accrued in 1995, 1994, or 1993. The balance of the note payable to affiliates was $162,017 and $412,017 at December 31, 1995 and 1994, respectively, which represents accrued interest on the note payable. This transaction has been accounted for as a non-cash transaction for purposes of the Consolidated Statements of Cash Flows.

    As stated in Note 1, the Plan entered into a new reinsurance agreement with Aetna Life in 1995. Premium paid under this agreement in 1995 were $50,000 as compared to $513,722 and $793,647 paid under the previous arrangement in 1994 and 1993, respectively. Reinsurance receivables due from Aetna Life under the previous agreement were $52,338 at December 31, 1994.

    The Plan's benefit package is offered to Aetna for its employees. Premiums for health care services received by the Plan from Aetna were approximately $857,000, $811,000 and $719,000 in 1995, 1994 and 1993, respectively.

    Certain contracted health care providers are also owners of the Plan. Health care expenses include approximately $2,295,000 for 1995, $3,476,000 for 1994 and $5,700,000 in 1993 for these providers.

    PPO revenue includes transactions with affiliates of Aetna. There was no PPO revenue in 1995 and 1994 and $744,065 in 1993.

    In 1995, the Plan compensated a Pittsburgh area hospital for $170,000 related to disputed reimbursement relative to contractually agreed upon rates for services provided to both the Plan's members and members of various health plans insured or administered by Aetna over the past several years. AHM, which has general management responsibility for the Plan, reimbursed the Plan for the amount of the settlement through a management fee adjustment, and as a result, the settlement has had no financial impact on the Plan.

                   PARTNERS HEALTH PLAN OF PENNSYLVANIA, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



(6) Business and Credit Concentrations

    Health care premiums for the years ended December 31, 1995, 1994 and 1993 included premiums from one member group, which exceeded 10% of the Plan's total revenue. Premium revenue from this group was approximately $5,977,000, $6,258,000, and $5,906,000 for the years ended December 31,
    1995, 1994 and 1993, respectively.

(7) Minimum Net Worth Requirement

    The Plan is required to maintain a minimum amount of net equity as defined by regulation and statute. A Pennsylvania regulation, effective January 1, 1993, requires an operational HMO to have as minimum net equity the greater of $1,000,000 or three months uncovered health care expenditures for Pennsylvania enrollees as reported on the most recent financial statement filed with the Pennsylvania Department of Insurance.
    An existing HMO has four years to meet the net equity requirements in increments of $250,000 by January 1st of each year. As of January 1, 1996, the minimum net equity requirement as defined was $1,000,000. The Plan's net equity, including redeemable preferred stock, as defined by regulation and statute was $4,230,135 at December 31, 1995.

(8) Reconciliation to Statutory Financial Statements

    As discussed in Note 1, the accompanying financial statements have been prepared in conformity with GAAP which vary in certain respects from statutory reporting practices required by the Pennsylvania Department of Insurance. The following is a reconciliation of 1995 stockholders' equity on a GAAP basis to amounts reported in the Company's 1995 statutory statement:

             GAAP stockholders' equity               $1,408,728
             Preferred stock                          2,955,000
             Non admitted assets:
               Deferred taxes                          (132,931)
               FAS 115 adjustment                          (662)
                                                     ----------

                   Statutory net worth as reported   $4,230,135
                                                     ==========


             GAAP net income                         $1,936,689
             Book value adjustment                       35,533
                                                     ----------
                   Statutory net income as reported  $1,972,222
                                                     ==========

                   PARTNERS HEALTH PLAN OF PENNSYLVANIA, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(9) Commitments and Contingencies

    The Plan is involved in certain legal actions arising in the normal course of business. After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that their outcome will not have a significant effect on the consolidated financial statements.

                   PARTNERS HEALTH PLAN OF PENNSYLVANIA, INC.
                           CONSOLIDATED BALANCE SHEET
                              As of March 22, 1996
                                 (in thousands)
                                  (unaudited)


Assets
Cash and cash equivalents                                          $8,792
Accounts receivable, net                                              519
Other receivables                                                       3
Income taxes receivable                                               266
Prepaid expenses and other
  current assets                                                      150
                                                                   ------

     Total current assets                                           9,730

Other assets                                                          217
                                                                   ------

     Total assets                                                  $9,947
                                                                   ======

Liabilities and Stockholders' Equity
Medical claim liabilities                                          $5,016
Accounts payable                                                       56
Other accrued liabilities                                             311
Deferred revenue                                                      458
Notes payable                                                         162
                                                                   ------

     Total current liabilities                                      6,003

Redeemable preferred stock                                          2,955

Stockholders' equity
  Common stock, no par value, $0.10 stated value,                       1
     100 shares authorized, 6 shares issued
     and outstanding at March 22, 1996
  Additional paid-in capital                                        2,967
  Retained earnings (deficit)                                      (1,979)
                                                                   ------

Total stockholders' equity                                            989
                                                                   ------

Total liability and stockholders' equity                           $9,947
                                                                   ======



            See notes to condensed consolidated financial statements

                   PARTNERS HEALTH PLAN OF PENNSYLVANIA, INC.
                      CONSOLIDATED STATEMENTS OF EARNINGS
                      For the period ended March 22, 1996
                     (in thousands, except per share data)
                                  (unaudited)


Operating Revenues
  Managed care premiums                                           $ 5,203
                                                                  -------

          Total operating revenues                                  5,203

Operating expenses
  Health benefits                                                   5,206
  Selling, general & administrative                                   743
                                                                  -------

          Total operating expenses                                  5,949
                                                                  -------

Operating earnings                                                   (746)
Other income, net                                                     105
                                                                  -------

Loss before income taxes                                             (641)

Provision for income taxes                                           (222)
                                                                  -------

Net loss                                                            ($419)

Loss per common and common
  equivalent share                                                ($69.83)
                                                                  =======
Weighted average common and
  common equivalent shares outstanding                                  6
                                                                  =======



            See notes to condensed consolidated financial statements

                   PARTNERS HEALTH PLAN OF PENNYSLVANIA, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
                                 (in thousands)
                                  (unaudited)




                                                                               For the interim period
                                                                                ended March 22, 1996
Cash flows from operating activities:
         Net earnings                                                                  ($419)
         Changes in assets and liabilities:
           Accounts receivable                                                          (338)
           Other receivables                                                               4
           Income taxes receivable                                                        67
           Prepaid expenses and other current assets                                    (150)
           Other assets                                                                  147
           Medical claim liabilities                                                    (102)
           Accounts payable                                                              (26)
           Other accrued liabilities                                                    (607)

           Deferred revenue                                                              353

Net cash provided by operating activities                                             (1,071)


Net cash provided by investing activities                                                  0
                                                                                    --------

Net cash provided by financing activities                                                  0
                                                                                    --------
Net increase in cash and cash equivalents                                             (1,071)
Cash and cash equivalents at beginning of period                                       9,863
                                                                                    --------

Cash and cash equivalents at end of period                                          $  8,792
                                                                                    ========



            See notes to condensed consolidated financial statements

                   PARTNERS HEALTH PLAN OF PENNSYLVANIA, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions set forth in Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

                     COVENTRY CORPORATION AND SUBSIDIARIES
            INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS


The following unaudited pro forma condensed statements of operations for the year ended December 31, 1995 and the three months ended March 31, 1996 give effect to the acquisition as if it had occurred at the beginning of the earliest period presented. The pro forma financial statements reflect the purchase accounting treatment based on the purchase price of $35 million in cash for all outstanding shares of Partner's stock. Because the acquisition was completed prior to the end of the first quarter, the Company's March 31, 1996 balance sheet reflects the acquisition and, accordingly, a pro forma balance sheet is not included in this presentation.

The unaudited pro forma financial statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto contained in Coventry's Annual Report on Form 10-K for the year ended December 31, 1995, Partner's Annual Report on Form 10-K for the year ended December 31, 1995, and Coventry's Form 10-Q for the 3 month period ended March 31, 1996.

The pro forma financial statements are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations that would have occurred had the acquisition been consummated at the period indicated, nor are they necessarily indicative of future financial position or results of operations.

                     COVENTRY CORPORATION AND SUBSIDIARIES
                PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS
                      For the year ended December 31, 1995
                     (in thousands, except per share data)
                                  (unaudited)

                                                               Historical
                                                        --------------------------       Pro Forma        Pro Forma
                                                         Coventry         PARTNERS      Adjustments        Combined
                                                        ----------        --------      -----------       ----------
Operating Revenues
   Managed care premiums                                 $844,032          $27,659                          $871,691
   Management services                                      8,358                                              8,358
                                                         --------          -------          -------         --------

          Total operating revenues                        852,390           27,659                           880,049

Operating expenses
   Health benefits                                        713,226           21,171                           734,397
   Selling, general & administrative                      123,523            4,124             (344)(a)      127,303
   Depreciation & amortization                             14,666                               788 (b)       15,454
   Merger costs                                             2,250                                              2,250
                                                         --------          -------          -------         --------

          Total operating expenses                        853,665           25,295              444          879,404
                                                         --------          -------          -------         --------

Operating earnings                                         (1,275)           2,364             (444)             645
Other income, net                                           7,705              584                             8,289
Interest expense                                           (4,881)                           (2,483)(c)       (7,364)
                                                         --------          -------          -------         --------
Earnings before income taxes and minority interest          1,549            2,948           (2,927)           1,570
Provision for income taxes                                  1,530            1,011           (1,171)(d)        1,370
Minority interest in earnings of consolidated
   subsidiary, net of income tax                                1                                                  1
                                                         --------          -------          -------         --------

Net earnings (loss)                                      $     18          $ 1,937          $(1,756)        $    199
                                                         ========          =======          =======         ========

Earnings per common and common
   equivalent share                                      $   0.00                                           $   0.01
                                                         ========                                           ========
Weighted average common and
   common equivalent shares outstanding                    32,164                                             32,164
                                                         ========                                           ========



             See notes to unaudited pro forma financial statements

                     COVENTRY CORPORATION AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS
                   For the three months ended March 31, 1996
                     (in thousands, except per share data)
                                 (unaudited)


                                                               Historical
                                                        --------------------------       Pro Forma        Pro Forma
                                                         Coventry         PARTNERS(e)   Adjustments        Combined
                                                        ----------        --------      -----------       ----------
Operating Revenue
   Managed care premiums                                 $233,663           $5,203                          $238,866
   Management services                                      3,274                                              3,274
                                                         --------           ------            -----         --------

          Total operating revenues                        236,937            5,203                           242,140

Operating expenses
   Health benefits                                        199,301            5,206                           204,507
   Selling, general & administrative                       31,354              743              (77)(a)       32,020
   Depreciation & amortization                              3,851                               169 (b)        4,020
   Termination and related costs                            5,203                                              5,203
                                                         --------           ------            -----         --------

          Total operating expenses                        239,709            5,949               92          245,750
                                                         --------           ------            -----         --------

Operating earnings                                         (2,772)            (746)             (92)          (3,610)
Other income, net                                           2,274              105                             2,379
Interest expense                                           (1,100)                             (545)(c)       (1,645)
                                                         --------           ------            -----         --------
Earnings before income taxes                               (1,598)            (641)            (636)          (2,875)
Provision for income taxes                                   (630)            (222)            (255)(d)       (1,107)
                                                         --------           ------            -----         --------

Net loss                                                 $   (968)          $ (419)           $(382)        $ (1,769)
                                                         ========           ======            =====         ========

Loss per common and common equivalent share              $  (0.03)                                          $  (0.05)
                                                         ========                                           ========
Weighted average common and
    common equivalent shares outstanding                   32,854                                             32,854
                                                         ========                                           ========



             See notes to unaudited pro forma financial statements

                              COVENTRY CORPORATION
               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS



(a) The pro forma adjustment represents a reduction in selling, general and administrative expenses related to lower staffing levels resulting from administrative synergies of the combined companies.

(b) The pro forma adjustment reflects the increase in goodwill amortization related to the acquisition. This adjustment is based on the assumption that the Company recorded approximately $31 million of goodwill, amortizable over a 40 year period.

(c) The pro forma adjustment reflects the interest expense incurred on the $35 million in debt used to fund the purchase at an annual interest rate of 7.095%. The debt was borrowed under the Company's existing revolving credit facility.

(d) The pro forma adjustment represents the tax effect of pro forma adjustments previously noted based on an effective tax rate of 40 %.

(e) The statement of earnings for Partners represents results of operations for the interim period ended March 22, 1996. Results of operations after the acquisition date are included in the historical statement of earnings of Coventry Corporation as filed with the Company's Form 10-Q for the quarter ended March 31, 1996.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        COVENTRY CORPORATION


Dated: June 5, 1996                     By: /s/ Jan H. Hodges
                                            ------------------------------------
                                        Title: Vice President, Finance
                                               ---------------------------------